MILLINGTON SAVINGS BANK APPOINTS SENIOR VICE PRESIDENTS

Millington, NJ – February 9, 2015 – Millington Savings Bank, a wholly owned subsidiary of MSB Financial, Inc. (NASDAQ: MSBF), announced today the appointment of John J. Bailey as Senior Vice President and Chief Lending Officer and the promotions of Robert G. Russell, Jr., to Senior Vice President and Chief Operating Officer and Nancy E. Schmitz to Senior Vice President and Chief Credit Officer and Jeffrey E. Smith to Senior Vice President and Chief Financial Officer.  In addition, the Board appointed Mr. Russell to serve as the Acting Chief Financial Officer in the absence of Mr. Smith who is on an extended medical leave with his expected return date beyond the Company’s filing timeline.

Mr. Bailey most recently served as a Senior Vice President of Credit Administration of Union Center National Bank and has over 30 years of commercial lending and financial services experience.  Mr. Bailey has an impressive background of credit underwriting and loan analysis and review experience which will enable Millington to expand its commercial loan portfolio.

Mr. Smith and Ms. Schmitz have provided Millington with a sound foundation and their efforts have the Company positioned for the future.  Mr. Smith has served the Company for over 18 years in various positions starting as the Bank’s Controller and since 2006 as the Chief Financial Officer.  Ms. Schmitz has served the Company for over 17 years as its Commercial Lending Officer and Corporate Secretary.  Ms. Schmitz currently serves as a member of Lending Steering Committee with the New Jersey Bankers.  She previously served on the Consumer Lending Committee of the New Jersey League of Community Bankers.

Prior to joining the Bank, Mr. Russell served as President and Chief Executive Officer of NJM Bank from 2013 up to its combination with Spencer Savings Bank.   Mr. Russell had previously served as Chief Financial Officer of NJM Bank from 2003 to 2013.

“Millington Savings Bank is committed to providing our customers with the products and services they need to achieve their goals.  Establishing a diversely experienced leadership team to achieve our strategic objectives is essential to our success and helps us to meet the needs of our customers and communities,” commented Michael Shriner, Millington Savings Bank President and CEO.  “These individuals are highly respected banking executives who bring robust credit and financial experience in addition to their leadership and strategic vision.  We believe that we are positioning ourselves for growth and the ability to remain competitive by adding extremely accomplished experts in their fields,” Mr. Shriner continued.

Millington Savings Bank
Millington Savings Bank, with assets over $340 million, has a rich tradition of serving customers and the local community since 1911.  Locations are in Millington, Basking Ridge (Riverwalk and Dewy Meadow), Martinsville and Bernardsville. The bank is a member of the FDIC and an Equal Housing Lender. All locations can be reached by calling 908-647-4000. Additional bank information can be obtained by visiting www.millingtonsb.com.

Contact:
Michael Shriner – President and CEO Millington Savings Bank mshriner@millingtonsb.com 908-647-4000	Christensen Tamburri Communications Jill Carter jill@ctc-adv.com 908-231-9111

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